Exhibit 99.1

CervoMed Reports Third Quarter 2026 Financial Results and Provides Corporate Updates

Presentation and publication of clinical and biomarker data, regulatory developments,

and 100mg BID dosing regimen support advancement of the neflamapimod clinical development program in dementia with Lewy bodies

Rapidly advancing neflamapimod for the treatment of nonfluent variant primary progressive aphasia; 24-week biomarker data selected for presentation at the 19th Annual Clinical Trials on Alzheimer’s Disease Conference (CTAD 2026)

BOSTON, November 9, 2026 — CervoMed Inc. (NASDAQ: CRVO), a clinical-stage biotechnology company developing treatments for age-related brain disorders (CervoMed or the Company), today reported financial results for the third quarter ended September 30, 2026, and provided corporate updates.

“The Company believes that the neflamapimod clinical development program has been significantly de-risked through the presentation and publication of compelling, supportive datasets throughout this year and the ability to advance the 100mg BID dosing regimen, strengthening its position as a potential therapeutic for dementia with Lewy bodies and other devastating neurodegenerative disorders,” stated John Alam, MD, Chief Executive Officer of CervoMed.

“As we look ahead to the remainder of the year and into 2027, we believe neflamapimod is well-positioned to succeed in the clinic, drive stockholder value, and ultimately, if approved, bring a transformative therapy to a market with massive, unmet medical needs. We have several upcoming milestones that we are working toward, including 24-week biomarker data from our Phase 2 clinical trial in patients with nonfluent variant primary progressive aphasia at CTAD 2026, Phase 2a data in recovery after stroke, and the commencement of dosing in ALS,” concluded Dr. Alam.

Third Quarter 2026 and Recent Program Highlights

Dementia with Lewy Bodies (DLB)

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In July 2026, at the Alzheimer’s Association International Conference (AAIC), CervoMed reported new clinical, plasma biomarker, and MRI imaging data across five data presentations that highlighted insights into neflamapimod’s treatment effects in DLB. The data provide further supportive evidence that neflamapimod has the potential to address the underlying cause of DLB. The AAIC data presentations can be accessed here.

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In August 2026, neflamapimod was awarded Innovation Passport designation under the United Kingdom Innovative Licensing and Access Pathway (ILAP) for the treatment of DLB. The Innovation Passport is designed to support accelerated time to market and help expedite patient access to potentially transformative new investigational medicines.

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In September 2026, CervoMed announced the pharmacokinetic properties of a 50mg oral tablet formulation of neflamapimod that will be utilized in CervoMed’s future clinical studies, as well as the United States (US) Food and Drug Administration’s (FDA) removal of a prior neflamapimod drug exposure limit for future clinical trials. These advances support the use of a 100mg BID dosing regimen in CervoMed's future clinical trials, which the Company believes is the optimal dosing regimen and expects to achieve target trough plasma drug concentrations in nearly all patients.

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In October 2026, CervoMed announced the publication of two peer-reviewed articles supporting neflamapimod as a potential treatment for DLB. The placebo-controlled results of the Phase 2b RewinD-LB trial were published in Alzheimer’s Research & Therapy and translational findings, which included extension phase biomarker data from the RewinD-LB trial showing that neflamapimod modulates key neuroinflammatory processes implicated in neuronal damage and cognitive decline in DLB, were published in Cells.

Frontotemporal Dementia (FTD)

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In October 2026, CervoMed presented initial 12-week biomarker results from its ongoing Phase 2a trial evaluating neflamapimod in patients with nonfluent variant primary progressive aphasia (nfvPPA), a type of FTD, in a late-breaking oral session at the 15th International Conference on Frontotemporal Dementias. These preliminary data demonstrated a reduction in mean plasma levels of neurofilament light chain, a key biomarker of neuronal damage and degeneration. 24-week biomarker data from this Phase 2a trial have been selected for presentation at CTAD 2026, taking place November 16-19, 2026 in Boston, Massachusetts.

Recovery After Stroke (RAS)

●	CervoMed recently completed enrollment of 45 patients in the Phase 2a RESTORE trial evaluating neflamapimod in patients recovering from acute ischemic stroke.

Anticipated Milestones

CervoMed’s anticipated milestones for the remainder of 2026 and early 2027 include:

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DLB: CervoMed will continue its efforts to advance the development of neflamapimod as a treatment for DLB, including the Company’s primary strategic objective to establish a partnership to advance neflamapimod into a Phase 3 clinical trial in patients with DLB, as well as its continued evaluation of alternatives to finance the program.

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FTD: CervoMed expects to report 24-week biomarker data from its ongoing Phase 2a clinical trial evaluating neflamapimod in nfvPPA at CTAD 2026 in mid-November 2026. The Company expects to report initial 24-week clinical data, as well as additional biomarker data, at the Alzheimer’s & Parkinson’s Diseases Conference in March 2027, and full topline data from the trial in the second quarter of 2027.

●	ALS: CervoMed expects dosing of the first patient with neflamapimod in the EXPERTS-ALS trial, which will evaluate neflamapimod for the treatment of ALS, in the first quarter of 2027.

●	RAS: CervoMed expects to obtain topline data from its Phase 2a RESTORE trial evaluating neflamapimod in patients recovering from acute ischemic stroke by the end of 2026.

Third Quarter 2026 Financial Results

Cash Position: As of September 30, 2026, CervoMed had approximately $19.6 million in cash, cash equivalents, and marketable securities, as compared to $20.9 million as of December 31, 2025. Based on its current operating plan, CervoMed believes its cash, cash equivalents, and marketable securities on hand as of September 30, 2026, will enable the Company to fund its planned operating expenses and capital expenditure requirements through the third quarter of 2027.

Grant Revenue: There was no grant revenue recognized for the three months ended September 30, 2026, compared to approximately $0.3 million for the same period in 2025. The decrease was due to the completion of CervoMed’s Phase 2b RewinD-LB trial in mid-2025 and, accordingly, there currently being no further funding available or expected under the $21.3 million grant previously awarded to CervoMed by the National Institute on Aging to support the trial.

Research and Development (R&D) Expenses: R&D expenses for the three months ended September 30, 2026, were approximately $3.7 million, compared to approximately $6.0 million for the same period in 2025. The decrease was primarily due to lower costs related to the Company’s completed RewinD-LB Trial, decreases in personnel costs, costs related to the CervoMed’s ongoing Restore Trial in RAS, and other lower R&D costs. These decreases were partially offset by increases in costs related to the Company’s ongoing Phase 2a clinical trial in nfvPPA and other clinical and nonclinical costs.

General and Administrative (G&A) Expenses: G&A expenses were approximately $2.4 million during the three months ended September 30, 2026, compared to approximately $2.3 million for the same period in 2025. The increase was primarily due to increases in personnel costs, stock-based compensation expense, and professional fees, the latter driven by added legal expenses for patent work, other corporate legal expenses, and consulting expenses. The increase was partially offset by lower costs associated with insurance, taxes, and similar fees.

Net Loss: Net loss was approximately $5.9 million for the three months ended September 30, 2026, compared to approximately $7.7 million for the same period in 2025. The decrease was primarily due to lower total operating expenses, partially offset by a decrease in grant revenue.

About Neflamapimod
Neflamapimod is an investigational, orally administered small-molecule drug that readily crosses the blood-brain barrier and selectively inhibits the alpha isoform of p38 MAP kinase, a key driver of neuroinflammation and synaptic dysfunction. By targeting the critical disease processes underlying degenerative disorders of the brain, neflamapimod has the potential to reverse synaptic dysfunction, improve neuron health, and slow or prevent disease progression. Neflamapimod is currently in clinical development for the treatment of DLB, recovery after ischemic stroke, and primary progressive aphasia.

In nonclinical studies, neflamapimod restored synaptic function within the basal forebrain cholinergic system, the brain region most affected in DLB. Across Phase 1 and 2 clinical trials involving more than 800 participants, the drug has been generally well tolerated and demonstrated consistent signals of efficacy. In the 91-patient Phase 2a AscenD-LB trial, neflamapimod significantly improved dementia severity and functional mobility in patients with DLB. Results from the 159-patient Phase 2b RewinD-LB trial, a 16-week randomized, double-blind, placebo-controlled trial followed by a 32-week neflamapimod-only extension, further supported neflamapimod’s potential to deliver meaningful clinical benefit, improving both cognitive and functional outcomes and showing positive effects on key markers of neurodegeneration, one by structural MRI and one a blood-based biomarker. Across both studies, the greatest benefits were observed in patients without Alzheimer’s disease (AD) co-pathology. Collectively, these findings underscore the therapeutic promise and scientific validity of neflamapimod as a potential treatment for DLB and other degenerative brain disorders.

About CervoMed

CervoMed is a clinical-stage company developing treatments for age-related brain disorders. Its lead drug candidate, neflamapimod, is an oral small molecule targeting critical disease processes underlying degenerative disorders of the brain by inhibiting a key enzyme involved in neuroinflammation and neurodegeneration. CervoMed’s Phase 2b RewinD-LB clinical trial evaluated neflamapimod in patients with DLB, enriched for those without AD co-pathology. In November 2025, CervoMed announced alignment with the FDA on a potential registration path for neflamapimod in DLB, and the Company is currently focused on identifying a strategic partner to advance neflamapimod into a Phase 3 trial in DLB. CervoMed reported initial 12-week biomarker data from its ongoing Phase 2a clinical trial in nfvPPA in October 2026 and expects to present 24-week biomarker data at CTAD 2026 in mid-November 2026. The Company also expects dosing of the first patient with neflamapimod in the EXPERTS-ALS Phase 2a clinical trial in the first quarter of 2027.

Forward-Looking Statements
This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations, or forecasts for the future of the Company, including, but not limited to: the Company’s need to acquire sufficient funding, including funding (through a strategic partnership or otherwise) for any future trial in patients with DLB, and its ability to continue as a going concern; the Company’s plan to focus on strategic partnering to advance neflamapimod into Phase 3 for DLB and the timing of entering into any such partnership, if at all; the therapeutic potential of neflamapimod in DLB, nfvPPA, ALS, or any other indication, including the degree of sustainability of any therapeutic effects, its potential impact on the rate of disease progression and/or clinical worsening, the optimal dosing regimen to achieve therapeutic effects, or any other treatment effects observed in any clinical trial on any clinical, biomarker, or other outcome measure; the anticipated timing and achievement of clinical and development milestones, including the Company’s initiation of any Phase 3 trial in patients with DLB or the impact, if any, of the Innovation Passport Designation on any future regulatory milestone or the timing thereof; the anticipated data readouts from the Company’s Phase 2a trial in nfvPPA and the anticipated dosing of the first patient with neflamapimod in the EXPERTS-ALS trial; and any other expected or implied benefits, results, or expectations, including the extent (if any) to which neflamapimod may demonstrate efficacy or other clinical or biomarker improvements in patients with DLB or in any other indication. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources, the availability of additional funds on acceptable terms or at all, and the Company’s ability to continue as a going concern; the results of the Company’s clinical trials; the Company’s ability to successfully enter into a partnership to advance neflamapimod into Phase 3 for DLB in a timely manner, on acceptable terms, or at all; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the FDA or other regulators; the Company’s ability to maintain the intellectual property protection afforded by the Company’s patent portfolio; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the US Securities and Exchange Commission (SEC) on March 13, 2026, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Contacts

Media:

Lisa Guiterman
Biongage Communications

lisa.guiterman@gmail.com

202-330-3431

Investor Relations:

Argot Partners
cervomed@argotpartners.com
212-600-1902

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